EXHIBIT 16.1

RBSM LLP
New York , New York

April 23, 2013

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Directview Holdings, Inc. (the “Company”) Form 8-K dated April 18, 2013, and are in agreement with the statements relating only to RBSM LLP  contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

s/s RBSM LLP